EXHIBIT 7

ASSIGNMENT AND JOINDER AGREEMENT

This assignment and joinder agreement (this “Agreement” ) is made as December 17, 2015, by and among Juno Therapeutics, Inc. (“Juno”), Celgene RIVOT Ltd. (“Celgene RIVOT”), Celgene Corporation (“Celgene Corp”) and Celgene Switzerland LLC (“Celgene Switzerland” and together with Celgene RIVOT and Celgene Corp, the “Celgene Parties”).

WHEREAS, Juno, Celgene RIVOT and Celgene Corp are party to (i) that certain Amended and Restated Master Research and Collaboration Agreement, dated as of August 13, 2015 (the “MRCA”), (ii) that certain Share Purchase Agreement, dated as of June 29, 2015 (the “SPA”), (iii) that certain Registration Rights Agreement, dated as of June 29, 2015 (the “RRA” and together with the MRCA and SPA, the “Assigned Documents”), and (iv) that certain Voting and Standstill Agreement, dated as of June 29, 2015 (the “VSA” and together with the Assigned Documents, the “Transaction Documents”); and

WHEREAS, Celgene RIVOT will transfer to Celgene Switzerland on or about December 21, 2015 all of the Closing Shares (as defined in the SPA) (the “Transferred Securities”) pursuant to a stock purchase agreement between Celgene RIVOT and Celgene Switzerland, dated as of December 17, 2015 (the “Transfer Agreement”);

WHEREAS, in connection with such transfer, Celgene RIVOT desires to assign all of its rights, interests and obligations under the Assigned Documents to Celgene Switzerland and Celgene Switzerland desires to assume all such rights, interests and obligations pursuant to the terms and conditions of this Agreement; and

WHEREAS, Celgene Switzerland is a wholly-owned indirect subsidiary of Celgene Corp and is controlled by Celgene Corp and under common control with Celgene RIVOT; and

WHEREAS, in connection with such transfer and assignment, pursuant to this Agreement, Celgene Switzerland shall become party to the Transaction Documents; and

WHEREAS, Juno desires to consent to the assignment and assumption and joinders set forth hereunder and the transfer of the Transferred Securities and to acknowledge that neither this Agreement nor the consummation of any of the transactions contemplated hereunder constitute a breach or default of any Transaction Document;

NOW, THEREFORE, the parties for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1.	Assignment and Assumption of Assigned Documents. Effective upon the transfer of the Transferred Securities by Celgene RIVOT to Celgene Switzerland (the “Transfer”), (a) Celgene RIVOT hereby assigns, transfers and conveys to Celgene Switzerland, and Celgene Switzerland hereby takes assignment and transfer of and assumes from Celgene RIVOT, all of Celgene RIVOT’s rights, title and interest (as applicable) in and to the Assigned Documents and (b) Celgene Switzerland hereby assumes and agrees to pay, perform, fulfill and discharge when due all of the liabilities of Celgene RIVOT under the

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Assigned Documents (the “Assumed Liabilities”), regardless of when or where such Assumed Liabilities arose or arise.

2.	Amendment and Joinder of Assigned Documents. Effective upon the Transfer, (a) Celgene Switzerland hereby agrees to be bound by the terms and conditions of each of the Assigned Documents, in each case, as amended, restated or otherwise modified from time to time pursuant to the terms thereof, and to be subject to the rights, duties and obligations of Celgene RIVOT pursuant to the terms of each such agreement and (b) all references to Celgene RIVOT in the Assigned Documents (including any exhibit thereof, but excluding references in Section 3.2 of the SPA or the Disclosure Schedule (as defined in the SPA)) shall be deemed to be references to Celgene Switzerland; provided that references to Celgene RIVOT in Section 3.2 shall be to Celgene Switzerland to the extent applicable to Celgene Switzerland as an assignee of Celgene RIVOT and required under Section 5.2(a) of the SPA with respect to a Subsequent Closing (as defined in the SPA). For the avoidance of doubt, such deemed references to Celgene Switzerland are for the purpose of effectuating the assignment and assumption set forth in Section 1 hereof, and not for the purpose of changing any representations previously given, covenants previously performed, or other actions previously taken, by Celgene RIVOT pursuant to the Assigned Documents and as reflected in the books, records, and governmental filings (including filings under the Hart-Scott-Rodino Act and reports filed with the Securities and Exchange Commission) by any party.

3.	Amendment and Joinder of VSA. Effective upon the Transfer, (a) Celgene Switzerland agrees to be bound by the terms and conditions of the VSA, as amended, restated or otherwise modified from time to time, and agrees to be an “Investor” as such term is defined therein, and to be subject to the rights, duties and obligations of an Investor pursuant to the terms of the VSA, and (b) the VSA shall be deemed amended to (i) include Celgene Switzerland as an “Investor” thereunder, and (ii) to delete the words “Celgene RIVOT” in the last sentence of Section 3.1 of the VSA and insert in their place the words “Celgene Switzerland”. Concurrently herewith, Celgene Switzerland shall execute and deliver to Juno an irrevocable proxy, in the form of Exhibit A attached to the VSA, except that it will name Celgene Switzerland as an Investor in lieu of Celgene RIVOT.

4.	Consent and Waiver. Juno hereby acknowledges, agrees, and consents to (i) the Transfer, (ii) the assignment by Celgene RIVOT and assumption by Celgene Switzerland of each of the Assigned Documents and the Assumed Liabilities contemplated hereby, and (iii) the amendments and joinders contemplated by Section 2 and Section 3 hereof, in each case of (i), (ii) and (iii), effective as of the date hereof for all purposes under each Transaction Document. Without limiting the generality of the foregoing, Juno hereby: (i) waives (1) the twenty (20) day notice period set forth in Section 12.4.2 of the MRCA and (2) the five (5) day notice period set forth in Section 1.31 of the VSA; and (ii) acknowledges and agrees that this Agreement, the consummation of any of the transactions contemplated hereunder and the Transfer shall not constitute or be deemed a breach of or default under any Transaction Document, including, without limitation, Article 2 or Article 3 of the VSA.

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5.	Representations and Warranties of Celgene Switzerland. Celgene Switzerland hereby represents and warrants as of the date hereof that:

a.	Organization; Authority. Celgene Switzerland is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite limited liability company power and authority to enter into and to consummate the transactions contemplated by this Agreement and each Transaction Document and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Celgene Switzerland and performance by Celgene Switzerland of the transactions contemplated by this Agreement have been duly authorized by all necessary limited liability company action on the part of Celgene Switzerland. This Agreement has been duly executed by Celgene Switzerland, and when delivered by Celgene Switzerland in accordance with the terms hereof, will constitute the valid and legally binding obligation of Celgene Switzerland, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application. As of the date of this Agreement, Celgene Switzerland is an indirect wholly owned controlled subsidiary of Celgene Corp.

b.	No Conflicts. The execution, delivery and performance by Celgene Switzerland of this Agreement and the Transaction Documents and the consummation by Celgene Switzerland of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of Celgene Switzerland, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Celgene Switzerland is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to Celgene Switzerland, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Celgene Switzerland to perform its obligations hereunder.

c.	Securities Act Compliance. Celgene Switzerland is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”), and is acquiring the Transferred Securities in a transaction exempt from registration requirements under the Securities Act. The Celgene Parties concurrently herewith shall deliver an opinion of counsel, satisfactory in form and substance to Juno’s transfer agent, that complies with the requirements of Section 4.1 of the SPA.

6.	Notices. Any and all notices or other communications or deliveries required or permitted to be provided to Celgene Switzerland hereunder or under any Transaction Document shall be delivered pursuant to the relevant notice provision set forth in each Transaction

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Document (including without limitation the notice requirements set forth therein, Section 6(k)(ii) of the RRA and Section 1.31(a) of the VSA) to the address of Celgene Party set forth in the SPA.

7.	Entire Agreement. This Agreement, the Transfer Agreement and the Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to the subject matter hereof and thereof, which the parties acknowledge have been merged into such documents, exhibits and schedules.

8.	Waivers and Modifications. The failure of any party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release, or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by the parties against whom enforcement is sought.

9.	Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

10.	Successors and Assigns. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their successors and permitted assigns. This Agreement, or any rights or obligations hereunder, may not be assigned by any Celgene Party on the one hand or Juno on the other hand without the prior written consent of the other; provided that a Celgene Party may assign this Agreement in whole or in part in connection with the assignment of any right or obligation permitted to be assigned pursuant to the terms and subject to the conditions of any Transaction Document.

11.	No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person (as defined in the SPA).

12.	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all Proceedings (as defined in the SPA) concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any Transaction Document (whether brought against a party hereto or its respective Affiliates (as defined in the SPA), employees or agents) shall be

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commenced exclusively in the state and federal courts sitting in New York, New York (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding (as defined in the SPA), any claim that it is not personally subject to the jurisdiction of any such New York Court, or that such Proceeding (as defined in the SPA) has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding (as defined in the SPA) by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.	Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

[SIGNATURE PAGES TO FOLLOW]

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IN WITNESS WHEREOF, the parties have caused this Assignment and Joinder Agreement to be executed by their respective authorized representatives as of the date first above written.

CELGENE CORPORATION

By:	/s/ Jonathan Biller
Name: Jonathan Biller
Title: Senior Vice President, Tax & Treasury

CELGENE RIVOT LTD.

By:	/s/ Kevin Mello
Name: Kevin Mello
Title: Director

CELGENE SWITZERLAND LLC

By:	/s/ Kevin Mello
Name: Kevin Mello
Title: Manager

JUNO THERAPEUTICS, INC.

By:	/s/ Steve Harr
Name: Steve Harr
Title: Chief Financial Officer

[Signature Page to Assignment and Joinder Agreement]